As filed with the Securities and Exchange Commission on August 13, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHESAPEAKE CORPORATION

(Exact name of registrant as specified in its charter)

VIRGINIA	54-0166880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

James Center II

1021 East Cary Street, Box 2350

Richmond, Virginia 23219

(Address of registrant’s principal executive offices, including zip code)

CHESAPEAKE CORPORATION

401(k) SAVINGS PLAN

(Full title of the Plan)

J.P. CAUSEY JR., ESQ.

Executive Vice President, Secretary & General Counsel

Chesapeake Corporation

James Center II

1021 East Cary Street

Richmond, Virginia 23219

(804) 697-1000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

GARY E. THOMPSON, ESQ.

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

(804) 788-8200

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1.00 par value per share	100,000 shares	$10.92	$1,092,000	$33.53

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution from stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Each share of Common Stock is accompanied by one preferred share purchase right.
(3)	Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457(c) and (h) on the basis of $10.92 per share, which was the average of the high and low prices of the Common Stock on the New York Stock Exchange on August 7, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Chesapeake Corporation (the “Company”) (File No. 001-03203) with the Commission are incorporated herein by reference and made a part hereof:

(i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006;

(ii) the Chesapeake Corporation 401(k) Savings Plan’s (the “Plan”) Annual Report on Form 11-K for the fiscal year ended December 31, 2006;

(iii) the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 1, 2007, and July 1, 2007;

(iv) the Company’s Current Reports on Form 8-K filed with the Commission on January 3, 2007, March 1, 2007, March 2, 2007, April 30, 2007, and June 21, 2007; and

(v) the description of the Company’s common stock (the “Common Stock”) and preferred share purchase rights contained in the Company’s registration statements filed on Form 8-A under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and all annual reports of the Plan filed by the Plan pursuant to Section 13(a) or 15(d) of the Exchange Act after the date of the Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act permits, and the registrant’s Bylaws require, indemnification of the registrant’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company’s Bylaws require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the Company carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The Company’s Bylaws also provide that, to the full extent the Virginia Stock Corporation Act (as it presently exists or may hereafter be amended) permits the limitation or elimination of the liability of directors and officers, no director or officer of the Company shall be liable to the Company or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct. Section 13.1-692.1 of the Virginia Stock Corporation Act presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of the Company or brought by or on behalf of stockholders of the Company, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the Virginia Stock Corporation Act are hereby incorporated by reference herein.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit No.
4.1	Restated Articles of Incorporation of Chesapeake Corporation (incorporated herein by reference to Exhibit 3.1 to Chesapeake Corporation’s Annual Report on Form 10-K for the year ended December 30, 2001)

4.2	Amended and Restated Bylaws of Chesapeake Corporation, as adopted February 13, 1990, with amendments through March 1, 2006 (incorporated herein by reference to Exhibit 3.1 to Chesapeake Corporation’s Current Report on Form 8-K filed with the Commission on March 7, 2006)

4.3	Amended and Restated Rights Agreement, dated February 21, 2001, between Chesapeake Corporation and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank, as Rights Agent (incorporated herein by reference to Exhibit 4.4 to Chesapeake Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000)

4.4	Chesapeake Corporation 401(k) Savings Plan, as amended

5	Opinion of Hunton & Williams LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of McGladrey & Pullen, LLP

23.3	Consent of Hunton & Williams LLP (included in Exhibit 5)

24	Powers of Attorney of Directors and Officers of the Company (included on signature pages)

The Company undertakes that it will submit or has submitted the Chesapeake Corporation 401(k) Savings Plan, and any amendments thereto, to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Chesapeake Corporation 401(k) Savings Plan under Section 401(a) of the Internal Revenue Code.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on the 13th day of August, 2007.

CHESAPEAKE CORPORATION

BY:	/s/ Andrew J. Kohut
Andrew J. Kohut.
President & Chief Executive Officer

POWER OF ATTORNEY

Each of the directors and/or officers of Chesapeake Corporation whose signature appears below hereby appoints Andrew J. Kohut, Joel K. Mostrom and J.P. Causey Jr., or any of them, as his attorney-in-fact to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things on his behalf in his capacity as a director and/or officer to enable Chesapeake Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 13th day of August, 2007:

Signature	Title

/s/ Brian Buchan
Brian Buchan	Director

/s/ Rafaël C. Decaluwé
Rafaël C. Decaluwé	Director

/s/ David Fell
Sir David Fell	Director

Jeremy S. G. Fowden	Director

/s/ Andrew J. Kohut
Andrew J. Kohut	President & Chief Executive Officer and Director (principal executive officer)

/s/ Henri D. Petit
Henri D. Petit	Director

/s/ John W. Rosenblum
John W. Rosenblum	Director

Frank S. Royal	Director

/s/ Beverly L. Thelander
Beverly L. Thelander	Director

/s/ Joseph P. Viviano
Joseph P. Viviano	Director

/s/ Harry H. Warner
Harry H. Warner	Director

/s/ Joel K. Mostrom
Joel K. Mostrom	Senior Vice President & Chief Financial Officer (principal financial officer)

/s/ Guy Faller
Guy Faller	Controller (principal accounting officer)

Pursuant to the requirements of the Securities Act, the Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on the 13th day of August, 2007.

CHESAPEAKE CORPORATION 401(k) SAVINGS PLAN

By:	/s/ David A. Winter
David A. Winter
Director of Human Resources, Chesapeake Corporation

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Restated Articles of Incorporation of Chesapeake Corporation (incorporated herein by reference to Exhibit 3.1 to Chesapeake Corporation’s Annual Report on Form 10-K for the year ended December 30, 2001)

4.2	Amended and Restated Bylaws of Chesapeake Corporation, as adopted February 13, 1990, with amendments through March 1, 2006 (incorporated herein by reference to Exhibit 3.1 to Chesapeake Corporation’s Current Report on Form 8-K filed with the Commission on March 7, 2006)

4.3	Amended and Restated Rights Agreement, dated February 21, 2001, between Chesapeake Corporation and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank, as Rights Agent (incorporated herein by reference to Exhibit 4.4 to Chesapeake Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000)

4.4	Chesapeake Corporation 401(k) Savings Plan, as amended

5	Opinion of Hunton & Williams LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of McGladrey & Pullen, LLP

23.3	Consent of Hunton & Williams LLP (included in Exhibit 5)

24	Powers of Attorney of Directors and Officers of the Company (included on signature pages)